Exhibit 107

CALCULATION OF FILING FEE TABLE

Form S-8

Atossa Therapeutics, Inc.

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.18 par value	457(a)	12,000,000	$0.725(2)	$8,700,000(2)	$153.10 per $1,000,000	$1,331.97(2)
Total Offering Amounts			12,000,000		$8,700,000		$1,331.97
Total Fee Offsets							$0
Net Fee Due							$1,331.97

(1)

In addition to the number of shares of the common stock, par value $0.18 per share (the “Common Stock”), of Atossa Therapeutics, Inc. (the “Registrant”) stated above, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 also covers any additional shares of Common Stock that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of Common Stock.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 475(h) under the Securities Act, the proposed maximum offering price per share, the proposed maximum aggregate offering price and the amount of registration fee have been computed based on the average high and low prices per share of the Common Stock reported on Nasdaq on March 20, 2025.